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Exhibit 4.6

PROSPECTUS

INRANGE TECHNOLOGIES CORPORATION
2000 STOCK COMPENSATION PLAN

This document constitutes part of a prospectus concerning securities that have been registered under the Securities Act of 1933.

COMMON STOCK
OF
McDATA CORPORATION
(par value $0.01 per share)

        This prospectus relates to the 2000 Stock Compensation Plan of Inrange Technologies Corporation, a Delaware corporation, and awards granted under the plan relating to McDATA Corporation's Class A common stock, par value $0.01 per share. You should retain this prospectus for future reference. In the event of any inconsistency between this prospectus and the plan or the terms of any grant thereunder, the plan and the terms of the grant will control.

The date of this prospectus is June 17, 2005

TABLE OF CONTENTS

General Information	1
Eligibility	1
Administration	1
Types of Incentives Offered	1
Shares Subject to the Plan	4
Amendment or Termination of the Plan	4
Non-Transferability of Plan Awards	5
Beneficiary Designation	5
Miscellaneous	5
Restrictions on Resale	5
Federal Income Tax Consequences	6
Documents Incorporated by Reference	7

INRANGE TECHNOLOGIES CORPORATION
2000 STOCK COMPENSATION PLAN

General Information

        Inrange Technologies Corporation, a Delaware corporation (the "Company"), has established the 2000 Stock Compensation Plan. A copy of the plan is attached hereto as Exhibit A. Pursuant to an Agreement (the "Inrange Merger Agreement") dated as of April 6, 2003 among SPX Corporation, Computer Network Technology Corporation ("CNT") and Basketball Corporation CNT acquired all of the issued and outstanding capital stock of the Company. In connection with the Inrange Merger Agreement, the Company became a wholly owned subsidiary of CNT. Subsequently, pursuant to an Agreement and Plan of Merger (the "Agreement") between McDATA Corporation ("McDATA"), CNT and Condor Acquisition, Inc., McDATA acquired all of the issued and outstanding capital stock of CNT. Pursuant to the Agreement, CNT and the Company have become subsidiaries of McDATA. Under the Agreement and pursuant to action taken under the plan, all of the options outstanding under the plan are now exercisable for McDATA Class A Common Stock, par value $.01 ("McDATA Class A Stock"), with appropriate adjustments being made to the number of shares subject to each option and the exercise price as called for by the Agreement. In addition, any options granted under the Plan in the future will for McDATA Class A Stock. The purpose of the plan is to advance the interests of the Company and its subsidiaries and divisions by (a) encouraging and providing for the acquisition of equity interests in McDATA by key employees, thereby increasing the stake in the future growth and prosperity of the McDATA, and furthering key employees' identity of interest with those of the McDATA's stockholders, and (b) enabling the Company to compete with other organizations in attracting, retaining, promoting and rewarding the services of key employees. As used in this prospectus, "we" and "our" are references to the Company, and references to "common stock" are references to the McDATA Class A Stock. Unless sooner terminated, no options may be granted under the plan after the tenth anniversary of the Plan's effective date.

Eligibility

        Our directors and key employees are eligible for awards under the plan. In addition, our consultants and advisors are eligible for awards under the plan. We believe that these key individuals can contribute significantly to our growth and profitability.

Administration

        The plan is administered by the Compensation Committee of the Board of Directors of McDATA. Additional information concerning the committee and the plan may be obtained from the Secretary of McDATA at the corporate offices of McDATA which is located at 380 Interlocken Crescent, Broomfield, Colorado 80021.

        Subject to the provisions of the plan, the committee is authorized to administer the plan in all respects, including, without limitation, to (i) select eligible key individuals who are to be granted awards under the plan, (ii) determine the number and type of awards each such key individual is to receive, (iii) determine the terms, conditions and duration of any awards, (iv) make rules, regulations, determinations and interpretations as may be necessary for administration of the plan and (v) amend or revoke any such rule, regulation, determination or interpretation.

        Pursuant to the terms of the plan, we will hold harmless and indemnify each member of the committee against any loss, cost, liability or expense incurred by him or her in connection with any action taken or failure to act under the plan.

Types of Incentives Offered

        Stock Options.    The committee may grant both nonqualified stock options and incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The committee has complete discretion in determining the number of shares subject to options to be granted to each participant and whether an option is to be an incentive stock option or a nonqualified stock option. The committee may also impose transfer restrictions on any shares of common stock acquired pursuant to the exercise of an option as it may deem advisable; these restrictions may be in addition to any restrictions under applicable federal securities law, the requirements of any stock exchange upon which such shares are then listed, and any blue sky or state securities laws applicable to such shares.

        Each option is evidenced by an option agreement that specifies the type of option granted, the option price, the duration of the option, the number of shares of common stock subject to the option, and such other provisions as the committee shall determine. The option agreement must specify whether the option is intended to be an incentive stock option or a nonqualified stock option.

        The exercise price of an option on any date may not be less than fair market value, which is the closing price of a share of common stock on the preceding date on the National Association of Securities Dealers, Inc. Automated Quote Line National Market System ("NMS"), or if no such sale has occurred for such date, on the next preceding date on which a sale has occurred. The committee may specify that options be exercisable during any period of time up to ten years from the date of grant, but in no event may options be exercisable later than ten years after the grant date. Incentive stock options may not be granted to participants who own, directly or indirectly, more than 10% of the total combined voting power of our common stock. Special rules under the Internal Revenue Code may also limit the extent to which an option can be an incentive stock option.

        Options are exercised by the delivery of a written notice setting forth the number of shares to be purchased and accompanied by full payment. The option price may be paid in cash or its equivalent or by tendering shares of previously acquired common stock equal to the purchase price based on the fair market value of such shares at the time of exercise, or a combination of the foregoing. As promptly as practicable after receipt of this written notice and payment, we will cause to be delivered to the participant certificates for the number of shares purchased by the participant, issued in the participant's name.

        If the services of a participant are terminated due to death, disability or retirement, all outstanding options become immediately exercisable and remain exercisable until the expiration date of the options, the date established in the options agreement, or within a period determined by the committee after the date of termination, whichever period is shorter. If the individual's services are terminated for any other reason, the participant's outstanding options will remain exercisable during a period determined by the committee following termination of employment, but not beyond the expiration date of the options and only to the extent that the participant was entitled to exercise the options on his or her termination date. In the case of incentive stock options, the favorable tax treatment described below may not be available if the stock obtained upon exercise is not held for the applicable time periods.

        Stock Appreciation Rights.    The committee may grant stock appreciation rights to key employees either in conjunction with nonqualified stock options or independent of options. Each stock appreciation right allows the holder to receive upon exercise a cash payment from Inrange equal to the excess of the fair market value of a share of the common stock at the date of the exercise of the right over the exercise price of the stock appreciation right fixed by the committee at the date of grant, multiplied by the number of shares with respect to which the stock appreciation right is being exercised. No stock appreciation right may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All stock appreciation rights granted to a participant are exercisable during his or her lifetime only by the participant. Stock appreciation rights granted in conjunction with a nonqualified stock option may be exercised at any time during the life of the related stock option, with a corresponding reduction in the number of shares available under such option. Stock appreciation rights that are not vested before January 1, 2005 or that are modified after October 3, 2004 may require exercise upon the occurrence of specific events or upon specified dates to avoid adverse tax consequences described below. Option shares with respect to which the stock appreciation right has been exercised may not again be subject to an option under the plan.

        Stock appreciation rights granted independently of options may be exercised upon any terms and conditions that the committee, in its sole discretion, imposes on the stock appreciation rights, including, but not limited to, a corresponding proportional reduction in previously granted options.

        The term of a stock appreciation right shall not exceed ten years. Upon exercise of a stock appreciation right, payment will be made by Inrange in cash. At the time of grant, the committee may establish a maximum amount per share that will be payable upon exercise of a stock appreciation right. If the services of a participant are terminated due to death, disability or retirement, all outstanding stock appreciation rights become immediately exercisable and (if the rights are free from the adverse tax consequences described below) remain exercisable until the expiration date of the stock appreciation rights or within a period determined by the committee after the date of termination, whichever period is shorter. If the termination is for any other reason, the participant's outstanding stock appreciation rights remain exercisable (if the rights are free from the adverse tax consequences described below) during a period determined by the committee following termination of employment, but not beyond the expiration date of the stock appreciation rights and only to the extent that the participant was entitled to exercise the stock appreciation rights on his or her termination date.

        Restricted Stock.    The committee may grant restricted stock under the plan in such amounts as it deems appropriate, but as a general rule only in extraordinary situations of performance, promotion, recruitment or retention. Each restricted stock grant is evidenced by a restricted stock agreement that specifies the restriction period or periods, the number of restricted stock shares granted, and such other provisions as the committee shall determine. At the time of the grant, the committee must place restrictions on ownership of the shares for a stated period of time during which a participant will not be able to sell, exchange, transfer, pledge or otherwise dispose of the shares of restricted stock. The committee may also impose restrictions on any shares of restricted stock that are in addition to restrictions under applicable federal or state securities laws, and may place a legend on the certificates representing shares of restricted stock to give appropriate notice of such restrictions. In addition to the foregoing, each certificate representing shares of restricted stock granted under the plan shall bear the following legend:

    "The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the 2000 Stock Compensation Plan of Inrange Technologies Corporation, rules and administration adopted pursuant to such plan, and a restricted stock grant dated            . A copy of the plan, such rules, and such restricted stock grant may be obtained from the Secretary of McDATA Corporation."

        Upon lapse of the restriction period, the shares of restricted stock become freely transferable, except as otherwise required by any applicable federal or state securities laws, with complete ownership vested in the participant. If a participant's services are terminated during the period of restriction due to death, disability or normal retirement, all remaining restrictions (except those required by any applicable federal or state securities laws) automatically terminate and the shares become freely transferable. If a participant's services are terminated due to early retirement, the committee, in its sole discretion, may waive the restrictions on any or all shares of restricted stock held by that participant and add any new restrictions as the committee deems appropriate. In the event of a voluntary termination of employment during the period of restriction for reasons other than death, disability or retirement, shares still subject to restriction are forfeited and returned to us. However, in the event of an involuntary termination by Inrange during the period of restriction, the committee may waive the automatic forfeiture of such shares and add any new restrictions it deems appropriate.

        During the period of restriction, participants may exercise full voting rights and are entitled to receive all dividends and other distributions paid with respect to the shares of restricted stock. If any such dividends or distributions are paid in shares of common stock, the shares received by the participant shall be subject to the same restrictions on transferability as the shares of restricted stock with respect to which the dividend or distribution was made.

        Performance Units.    The committee may grant performance units subject to such terms and conditions as the committee shall determine in its discretion. Performance units may be granted either in the form of cash units or in share units that are equal in value to one share of common stock. The committee shall establish the performance goals to be attained in respect of the performance units, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the committee shall deem appropriate. As soon as practicable after the termination of the performance period for any performance units, the committee shall determine the payment, if any, which is due on performance units in accordance with the terms thereof, and whether the payment of the cash performance units and share performance units shall be made in the form of cash, shares of common stock, or a combination thereof.

Shares Subject to the Plan

        The total number of shares of common stock issuable under the plan cannot exceed 4,917,890 (subject to adjustment as described below). Of this total number, up to 213,265 shares of common stock may be granted to participants in the form of restricted stock. The shares issuable under the plan may be either authorized but unissued shares or treasury shares. In the event that any outstanding options, stock appreciation rights, restricted stock or performance units for any reason expire, terminate, are canceled or are reacquired by McDATA or the Company, the shares of common stock subject to any such award may again be available for awards granted under the plan.

        In the event of any change in the outstanding shares of common stock through the declaration of stock dividends or through stock splits, recapitalization, merger, consolidation or exchange of shares or otherwise, the number of shares subject to each outstanding award and (i) for options, the option price, (ii) the related grant value of a stock appreciation right and (iii) the type of shares subject to a restricted stock grant, will be equitably adjusted by the committee. The committee may generally cancel outstanding options and Performance Units in exchange for cash payments to the recipients in the event of certain dissolutions, liquidations, mergers, statutory share exchanges, or other similar events involving McDATA or the Company.

Amendment or Termination of the Plan

        The plan may be terminated by our board of directors at any time and, with the consent of McDATA, may be amended or modified by the Board of Directors of the Company from time to time; provided, however, that without the approval of McDATA's stockholders no such action may be taken that (i) increases the total number of shares of common stock subject to the plan (except pursuant to equitable adjustments, as discussed above); (ii) changes plan provisions regarding the option price (except pursuant to equitable adjustments, as discussed above); (iii) materially increases plan costs or materially increases the benefits to participants; (iv) extends the period during which awards may be granted; (v) extends the maximum period after the date of grant during which options or stock appreciation rights may be exercised; or (vi) take any action which would require the consent of McDATA's stockholders. Notwithstanding the above, no amendment, modification or termination may be effected that would adversely affect rights or obligations with respect to awards granted prior to such action.

Non-Transferability of Plan Awards

        Generally, awards are not transferable except by will or under the laws of descent and distribution. All rights with respect to awards are exercisable only by the participant to whom granted during his or her lifetime.

Beneficiary Designation

        Each participant may name a beneficiary or beneficiaries to whom any benefit under the plan is to be paid in the event of his or her death prior to receiving any or all of his or her benefits under the plan. Each designation must be in a form prescribed by the committee and will be effective only when filed by the participant in writing with the committee during the participant's lifetime. Each timely and conforming designation will revoke all prior designations by the same participant. In the absence of a designation, such benefits will be paid to the participant's estate.

Miscellaneous

        Nothing in the plan or in any instrument executed under the plan will confer upon any employee any right to continue to provide services to us or affect our right to terminate the services of any participant at any time.

        No employee, nor any beneficiary or other person claiming under or through a participant, will have any right, title or interest in or to any shares of common stock allocated or reserved for the purposes of the plan or subject to any award except as to such shares of common stock as have been issued to that participant.

        No person has the right to be selected as a participant or, having been so selected, to be selected again as a participant.

        The plan is not a qualified pension, profit-sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Restrictions on Resale

        Our directors and executive officers may be considered "affiliates" under the rules and regulations under the Securities Act of 1933, as amended. Affiliates may not offer or sell the shares they acquire under the plan unless the offers and sales are made pursuant to an effective registration statement under the Securities Act or pursuant to an appropriate exemption from the registration statement requirement or sold in accordance with the conditions and limitations contained in Rule 144 promulgated under the Securities Act.

        An executive officer or director of McDATA or its subsidiaries or person who is a beneficial owner of more than 10% of any equity security of McDATA registered under the Securities Exchange Act of 1934, as amended, must also consider the application of Section 16(b) of the Securities Exchange Act to transactions under the Plan. Section 16(b) allows us to recover profits realized from a non-exempt purchase and sale (or sale and purchase) of any equity security of McDATA within a period of six months. It is anticipated that the exemptions provided by Rule 16b-3 would be available to our officers and directors with respect to awards granted under the plan.

        We may adopt additional policies on insider trading, and purchases and sales by our employees must comply with any such policy.

        This is a very brief description of the application of certain important securities laws to transactions involving stock options and other stock-based awards and underlying securities. Each optionee and grantee under the plan is advised to consult with counsel as to the application of these laws to his or her particular situation.

Federal Income Tax Consequences

        The following discussion is a general summary of the federal income tax consequences under current law of awards granted under the plan. This information is not a definitive explanation of the tax consequences of such awards. Optionees and grantees should consult with their own tax advisors with respect to the federal, state, local and other tax consequences of the grant and exercise of options and awards and the ownership and disposition of the underlying securities.

        Under present law, the federal income tax treatment of the awards described in this prospectus should be generally as follows:

        Stock Options.    An optionee will not recognize any taxable income upon the grant of a nonqualified option and Inrange will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a nonqualified option, the excess of the fair market value of the McDATA common stock on the date of exercise over the exercise price will be taxable as ordinary income to the optionee. Inrange will be entitled to a tax deduction in the same amount and at the same time as the optionee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Internal Revenue Code. The subsequent disposition of shares acquired upon the exercise of a nonqualified option will ordinarily result in capital gain or loss.

        Subject to the discussion below, an optionee will not recognize taxable income at the time of grant or exercise of an incentive stock option and Inrange will not be entitled to a tax deduction with respect to such grant or exercise. However, the exercise of an incentive stock option may result in an alternative minimum tax liability for the optionee.

        Generally, if an optionee has held shares acquired upon the exercise of an incentive stock option for at least one year after the date of exercise and for at least two years after the date of grant of the incentive stock option, upon disposition of the shares by the optionee, the difference, if any, between the sales price of the shares and the exercise price will be treated as long-term capital gain or loss to the optionee. Generally, upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the date of exercise or within two years after the date of grant of the incentive stock option (any such disposition being referred to as a "disqualifying disposition"), any excess of the fair market value of the shares at the time of exercise of the option over the exercise price of such option will constitute ordinary income to the optionee. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise will generally be capital gain. Subject to any deduction limitation under Section 162(m) of the Internal Revenue Code, Inrange will be entitled to a deduction equal to the amount of such ordinary income recognized by the holder.

        If an option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. However, if the option is an incentive stock option, and the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares is not satisfied at the time they are used to exercise the Option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above.

        Stock Appreciation Rights.    The amount of any cash (or the fair market value of any shares) received upon the exercise of a stock appreciation right under the plan will be includable in the grantee's ordinary income and, subject to satisfying the applicable deduction limitation under Section 162(m) of the Internal Revenue Code, Inrange will be entitled to a deduction equal to the amount of such ordinary income recognized by the grantee.

        Restricted Stock.    A grantee generally will not recognize taxable income upon the grant of restricted stock, and the recognition of any income will be postponed until such shares are no longer subject to the restrictions or the risk of forfeiture. When either the restrictions or the risk of forfeiture lapses, the grantee will recognize ordinary income equal to the fair market value of the restricted stock at the time that such restrictions lapse and, subject to satisfying the applicable deduction limitation under Section 162(m) of the Internal Revenue Code, Inrange will be entitled to a deduction. A grantee may elect to be taxed at the time of the grant of restricted stock and, if this election is made, the grantee will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time of grant determined without regard to any of the restrictions thereon over the amount paid, if any, by the grantee for such shares.

        Performance Units.    Generally, a grantee will not recognize any taxable income and Inrange will not be entitled to a deduction upon the award of performance units. At the time the grantee receives the distribution with respect to the performance units, the fair market value of shares or the amount of any cash received in payment for such awards generally is taxable to the grantee as ordinary income and, subject to the deduction limitation under Section 162(m) of the Internal Revenue Code, Inrange will be entitled to a deduction.

        Tax Withholding.    Inrange shall have the right to deduct from all payments any federal, state or local taxes required by law to be withheld with respect to such payments. With respect to withholding required upon the exercise of nonqualified stock options, or upon the lapse of restrictions on restricted stock, participants may elect, subject to the approval of the committee, to satisfy the withholding required, in whole or in part, by having Inrange withhold shares of common stock having a fair market value equal to the amount required to be withheld. All elections must be irrevocable and made in writing, signed by the participant in advance of the day that the transaction becomes taxable.

        Potential Adverse Tax Consequences.    In the case of stock appreciation rights, performance units or discounted nonqualified stock options that vest after January 1, 2005 or are modified after October 3, 2004, the award may result in a deferral of compensation subject to Code Section 409A. Awards subject to Code Section 409A may be amended until December 31, 2005 to limit the time of payment to specific events or specified dates, or to incorporate other requirements of Code Section 409A. If awards subject to 409A are not so amended, the grantee may be subject to a penalty of 20%, immediate taxation and/or late tax payment penalties. With respect to awards granted after , 2005, the Plan and the applicable award agreement shall be drafted, interpreted and operated in accordance with Code Section 409A with the intent to avoid such tax treatment.

        This communication was not written and cannot be used for the purposes of avoiding federal tax penalties that may be imposed. We urge you to consult your own tax advisor as to the specific tax consequences of the Awards you have received.

Documents Incorporated by Reference

        The following documents have been filed by McDATA with the United States Securities and Exchange Commission (the "Commission") and are incorporated by reference:

  •
  McDATA's Annual Report on Form 10-K, for the fiscal year ended January 31, 2005, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

  •
  All other reports filed by McDATA pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

  •
  The description of the McDATA Class Stock to be offered hereby contained in the registration statements on Form 8-A as filed with the Commission on January 24, 2001, including any amendment or report filed for the purpose of updating such description.

        All documents filed by McDATA pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date hereof and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents.

        Copies of any or all such reports and copies of reports, proxy statements and other communications generally distributed by McDATA to its stockholders are available without charge to participants by written or oral request directed to Secretary, McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021.

EXHIBIT A

AMENDED AND RESTATED
INRANGE TECHNOLOGIES CORPORATION
2000 STOCK COMPENSATION PLAN
(as amended through June 17, 2005)

SECTION 1. ESTABLISHMENT, PURPOSES AND EFFECTIVE DATE OF PLAN

        1.1.  Establishment. Inrange Technologies Corporation, a Delaware corporation (the "Company"), has established the 2000 Stock Compensation Plan (the "Plan"). Pursuant to an Agreement (the "Inrange Merger Agreement") dated as of April 6, 2003 among SPX Corporation, Computer Network Technology Corporation ("CNT") and Basketball Corporation CNT acquired all of the issued and outstanding capital stock of the Company. In connection with the Inrange Merger Agreement, the Company became a wholly owned subsidiary of CNT. Subsequently, pursuant to an Agreement and Plan of Merger (the "Agreement") between McDATA Corporation ("McDATA"), CNT and Condor Acquisition, Inc., McDATA acquired all of the issued and outstanding capital stock of CNT. Pursuant to the Agreement, CNT and the Company have become subsidiaries of McDATA and the name of CNT has been changed to McDATA Services Corporation. Under the Agreement and pursuant to action taken under the plan, all of the options outstanding under the Plan are now exercisable for McDATA Class A Common Stock, par value $.01 ("McDATA Class A Stock"), with appropriate adjustments being made to the number of shares subject to each option and the exercise price as called for by the Agreement. The Plan has been amended and restated to reflect these changes. In addition, any options granted under the Plan in the future will for McDATA Class A Stock. The Plan permits the awarding of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock and Performance Units.

        1.2.  Purposes. The purpose of the Plan is to advance the interests of the McDATA, the Company and its Subsidiaries and divisions by (a) encouraging and providing for the acquisition of equity interests in McDATA by Key Individuals, thereby increasing the stake in the future growth and prosperity of the McDATA and the Company, and furthering Key Individuals' identity of interest with those of McDATA's stockholders, and (b) enabling the Company to compete with other organizations in attracting, retaining, promoting and rewarding the services of Key Individuals.

        1.3.  Effective Dates. On June 29, 2000, the Board of Directors of the Company adopted the Plan, and, on June 29, 2000, General Signal Holding Company, as sole stockholder of the Company, approved the Plan. On March 22, 2004, the Board of Directors of the Company approved an amendment and restatement of the Plan in connection with merger contemplated by the Inrange Merger Agreement. On June 17, 2005, the Board of Directors of the Company approved an amendment and restatement of the Plan.

SECTION 2. DEFINITIONS

        2.1.  Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

          (a)   "Board" means the Board of Directors of McDATA.

          (b)   "Code" means the Internal Revenue Code of 1986, as amended.

          (c)   "Committee" means the committee or other entity that administers the Plan pursuant to the provisions of Section 4.

          (d)   "Common Stock" means McDATA Class A Common stock, par value $0.01 per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Subsection 5.3.

          (e)   "Company" means INRANGE Technologies Corporation, a Delaware corporation.

          (f)    "Fair Market Value" means, as to any date, the fair market value of Common Stock determined by such methods or procedures as shall be established from time to time by the Committee or, if not otherwise determined, fair market value means the closing price of a share of Common Stock as reported in the "Nasdaq National Market" section of The Wall Street Journal for such date (or, if no prices are quoted for such date, on the next preceding date on which such prices of Common Stock are so quoted).

          (g)   "Key Individual" means any employee or non-employee director of, or any consultant or advisor to, the Company, or any direct or indirect Subsidiary of the Company, including any such individual, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of the Company or a Subsidiary thereof. Key Individuals also may include those individuals identified by the Committee to be in situations of extraordinary performance, promotion, retention or recruitment. The awarding of a grant under this Plan to an individual by the Committee shall be deemed a determination by the Committee that such individual is a Key Individual.

          (h)   "Mature Common Stock" means Common Stock that has been acquired by the holder thereof on the open market or that has been acquired pursuant to this Plan or another individual benefit arrangement of the Company or McDATA and held for at least six months.

          (i)    "Options" means the right to purchase stock at a stated price for a specified period of time. For purposes of the Plan an Option may be either (a) an "incentive stock option" within the meaning of Code Section 422, or (b) a "nonqualified stock option" which is intended not to fall under the provisions of Code Section 422.

          (j)    "Option Price" means the price at which each share of Common Stock subject to an Option may be purchased, determined in accordance with Subsection 7.3.

          (k)   "Participant" means any individual designated by the Committee to participate in this Plan pursuant to Subsection 3.1.

          (l)    "Period of Restriction" means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 9.

          (m)  "Restricted Stock" means the Common Stock granted to a Participant pursuant to Section 9.

          (n)   "Stock Appreciation Right" means the right to receive a cash payment from the Company equal to the excess of the Fair Market Value of a share of Common Stock at the date of exercise of the Right over a specified price fixed by the Committee at grant (exercise price), which shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the specified price shall be the Option Price.

          (o)   "Subsidiary" means a corporation at least 50% or more of the voting power of which is owned, directly or indirectly, by the entity of which such corporation is a Subsidiary.

        2.2.  Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. ELIGIBILITY AND PARTICIPATION

        Participants in the Plan shall be selected by the Committee from among those individuals identified by the Committee as Key Individuals.

SECTION 4. ADMINISTRATION

        4.1.  Administration. The Plan shall be administered by the Compensation Committee of the Board provided, however, that for purposes of any award granted under the Plan by the Committee that is intended to qualify for the performance-based compensation exemption to the $1 million deductibility limit under Code Section 162(m), the Committee shall consist only of directors who qualify as "outside directors," as defined in Code Section 162(m) and the related regulations. For purposes of the preceding sentence, if one or more members of the Committee is neither a non-employee director nor an outside director and is recused or abstains from voting with respect to an action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who are not so recused and who have not abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons and may take any action otherwise proper under the Plan by the unanimous written consent of its members.

        The Committee shall hold meetings at such times as may be necessary for the proper administration of the Plan and shall keep minutes of its meetings. The Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it deems necessary to determine eligibility to participate in the Plan and for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with the Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon all persons claiming any interest hereunder.

SECTION 5. STOCK SUBJECT TO PLAN

        5.1.  Number. The total number of shares of Common Stock of McDATA subject to issuance under the Plan, and subject to adjustment upon occurrence of any of the events indicated in Subsection 5.3, may not exceed 4,917,890. Of this total number, up to 213,265 shares of Common Stock may be granted to Participants in the form of Restricted Stock. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose. The maximum aggregate number of shares of Common Stock (including Options, Restricted Stock, Stock Appreciation Rights and Performance Units to be paid out in shares of Common Stock) that may be granted in any one fiscal year to a Participant, or that may vest with respect to awards granted in any one fiscal year to a Participant, shall be 426,530, subject to adjustment upon the occurrence of any of the events indicated in Subsection 5.3.

        5.2.  Unused Stock. In the event any shares of Common Stock that are subject to an Option which, for any reason, expires, terminates or is canceled as to such shares, or any shares of Common Stock subject to a Restricted Stock award made under the Plan are reacquired by the Company or McDATA pursuant to the Plan, or any Stock Appreciation Right expires unexercised, such shares and rights again shall become available for issuance under the Plan. Any shares of Common Stock withheld or tendered to pay withholding taxes pursuant to Subsection 15.2 or withheld or tendered in full or partial payment of the exercise price of an Option pursuant to Subsection 7.6 shall again become available for issuance under the Plan.

        5.3.  Adjustment in Capitalization. In the event of any change in the outstanding shares of Common Stock by reason of a Common Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Common Stock subject to each outstanding Option, and its stated Option Price, shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee also shall have discretion to make appropriate adjustments in the number and type of shares subject to Restricted Stock grants then outstanding under the Plan pursuant to the terms of such grants or otherwise. The Committee also shall make appropriate adjustments in the number of outstanding Stock Appreciation Rights and Performance Units and the related grant values.

SECTION 6. DURATION OF PLAN

        The Plan shall remain in effect, subject to the right of the Board of Directors of the Company to earlier terminate the Plan pursuant to Section 14 hereof, until all Common Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. However, no Option, Stock Appreciation Right, Restricted Stock or Performance Unit may be granted under the Plan on or after the tenth anniversary of the Plan's effective date.

SECTION 7. STOCK OPTIONS

        7.1.  Grant of Options. Subject to the provisions of Sections 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee also shall determine whether an Option is an incentive stock option within the meaning of Code Section 422, or a nonqualified stock option. However, in no event shall the Fair Market Value (determined at the date of grant) of Common Stock for which incentive stock options become exercisable for the first time in any calendar year exceed $100,000, computed in accordance with Code Section 422(b)(7). In addition, no incentive stock option shall be granted to any person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of McDATA or the Company. Nothing in this Section 7 shall be deemed to prevent the grant of nonqualified stock options in excess of the maximum established by Code Section 422.

        7.2.  Option Agreement. Each Option shall be evidenced by an Option Agreement that shall specify the type of Option granted, the Option Price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other provisions as the Committee shall determine. The Option Agreement shall specify whether the Option is intended to be an incentive stock option within the meaning of Code Section 422, or a nonqualified stock option which is intended not to fall under the provisions of Code Section 422.

        7.3.  Option Price. The Option Price shall be determined by the Committee. However, no Option granted pursuant to the Plan shall have an Option Price that is less than the Fair Market Value of the Common Stock on the date the Option is granted.

        7.4.  Duration of Options. Each option shall expire at such time as the Committee shall determine at the time it is granted, provided, however, that no Option shall be exercisable later than the tenth anniversary of its grant date.

        7.5.  Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants.

        7.6.  Method of Exercise and Payment of Option Price. Options shall be exercised pursuant to the methods and procedures as shall be established from time to time by the Committee. The Committee shall determine the acceptable form or forms and timing of payment of the Option Price. Acceptable forms of paying the Option Price upon exercise of any Option shall include, but not be limited to, (a) cash or its equivalent, (b) tendering shares of previously acquired Common Stock having a Fair Market Value at the time of exercise equal to the total Option Price, (c) directing the Company to withhold shares of Common Stock, which may include attesting to the ownership of the equivalent number of shares of previously-acquired Mature Common Stock having a Fair Market Value at the time of exercise equal to the total Option Price, (d) other approved property or (e) by a combination of (a), (b), (c) and/or (d). The proceeds from such a payment shall be added to the general funds of McDATA and shall be used for general corporate purposes. As soon as practicable, after Option exercise and payment, the Company shall deliver to the Participant Common Stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant's name.

        7.7.  Restrictions on Common Stock Transferability. The Committee shall impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such shares of Common Stock are then listed and under any blue sky or state securities laws applicable to such shares.

        7.8.  Termination of Employment Due to Death, Disability or Retirement. In the event the employment of a Participant is terminated by reason of death, any outstanding Options shall become immediately fully vested and exercisable within such period following the Participant's death as shall be determined by the Committee, but in no event beyond the expiration of the term of the Option, by such person or persons as shall have acquired the Participant's rights under the Option by will or by the laws of descent and distribution. In the event the employment of a Participant is terminated by reason of retirement or disability (as such terms are defined under the applicable rules of the Company), any outstanding Options shall become immediately fully vested and exercisable within such period after such date of termination of employment as shall be determined by the Committee, but in no event beyond the expiration of the term of the Option.

        7.9.  Termination of Employment Other Than for Death, Disability or Retirement. If the employment of the Participant terminates for any reason other than death, disability or retirement, the Participant shall have the right to exercise the Option within such period after the date of his termination as shall be determined by the Committee, but in no event beyond the expiration of the term of the Option and only to the extent that the Participant was entitled to exercise the Option at the date of his termination of employment. Regardless of the reasons for termination of employment, incentive stock options must be exercised within the Code Section 422 prescribed time period in order to receive the favorable tax treatment applicable thereto.

        7.10.   Nontransferability of Options. Except as provided in this Subsection 7.10, no Option granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant. Under such rules and procedures as the Committee may establish, the holder of an Option may transfer such Option to members of the holder's immediate family (i.e., children, grandchildren and spouse) or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that (i) the agreement, if any, with respect to such Option, expressly so permits or is amended to so permit, (ii) the holder does not receive any consideration for such transfer, and (iii) the holder provides such documentation or information concerning any such transfer or transferee as the Committee may reasonably request. Any Options held by any transferees shall be subject to the same terms and conditions that applied immediately prior to their transfer. The Committee may also amend the agreements applicable to any outstanding Options to permit such transfers. Any Option not granted pursuant to any agreement expressly permitting its transfer or amended expressly to permit its transfer shall not be transferable. Such transfer rights shall in no event apply to any incentive stock option.

        7.11.   Non-Qualified Replacement Options. The Committee may grant to any Key Individual a replacement Option to purchase additional shares of Common Stock equal to the number of shares delivered by the Key Individual and/or withheld by the Company in satisfaction of the exercise price and/or tax withholding obligations with respect to an Option. The terms of a replacement Option shall be identical to the terms of the exercised Option, except that the exercise price shall be not less than the Fair Market Value on the grant date of the replacement Option. At the discretion of the Committee, the Option Agreement for any Option under the Plan (including any previously granted and outstanding nonqualified stock option, where the applicable Option Agreement is appropriately amended) may provide for the automatic grant of such a replacement Option or for the automatic grants of multiple replacement Options over the term of the initial Option.

SECTION 8. STOCK APPRECIATION RIGHTS

        8.1.  Grant of Stock Appreciation Rights. Subject to the terms and provisions of this Plan, Stock Appreciation Rights may be granted to Participants either independent of Options or in conjunction with nonqualified stock options at any time and from time to time as shall be determined by the Committee.

        8.2.  Exercise of Stock Appreciation Rights Granted in Conjunction with a Nonqualified Option. Stock Appreciation Rights granted in conjunction with a nonqualified stock option may be exercised at any time during the life of the related stock option, with a corresponding reduction in the number of shares available under the Option. Option shares with respect to which the Stock Appreciation Right shall have been exercised may not again be subject to an Option under this Plan.

        8.3.  Exercise of Stock Appreciation Rights Granted Independent of Options. Stock Appreciation Rights granted independent of Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes on the Stock Appreciation Right including, but not limited to, a corresponding proportional reduction in previously granted Options.

        8.4.  Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment of an amount (subject to Subsection 8.5 below) determined by multiplying:

          (a)   The difference between the Fair Market Value of a share of Common Stock at the date of exercise over the price fixed by the Committee at the date of grant, by

          (b)   The number of shares with respect to which the Stock Appreciation Right is exercised.

        8.5.  Form of Payment. Payment to the Participant, upon the exercise of a Stock Appreciation Right, will be made in cash.

        8.6.  Limit on Appreciation. The Committee, in its sole discretion, may establish (at the time of grant) a maximum amount per share which will be payable upon exercise of a Stock Appreciation Right.

        8.7.  Term of Stock Appreciation Right. The term of a Stock Appreciation Right granted under the Plan shall not exceed ten years.

        8.8.  Termination of Employment. In the event that the employment of a Participant is terminated by reason of death, disability or retirement, or for any other reason, the exercisability of any outstanding Stock Appreciation Rights granted in conjunction with an Option shall terminate in the same manner as specified for their related Options under Subsections 7.8 and 7.9. The exercisability of any outstanding Stock Appreciation Rights granted independent of Options also shall terminate in the manner provided under Subsections 7.8 and 7.9.

        8.9.  Nontransferability of Stock Appreciation Rights. No Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Stock Appreciation Rights granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

SECTION 9. RESTRICTED STOCK

        9.1.  Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock to such Participants and in such amounts as it shall determine. It is contemplated that Restricted Stock grants will be made only in extraordinary situations of performance, promotion, retention or recruitment.

        9.2.  Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement that shall specify the restriction period or periods, the number of Restricted Stock shares granted, and such other provisions as the Committee shall determine.

        9.3.  Transferability. Except as provided in this Section 9, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or for such period of time as shall be established by the Committee and as shall be specified in the Restricted Stock Agreement, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

        9.4.  Other Restrictions. The Committee shall impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

        9.5.  Certificate Legend. In addition to any legends placed on certificates pursuant to Subsection 9.4, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

          "The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the 2000 Stock Compensation Plan of INRANGE Technologies Corporation, rules and administration adopted pursuant to such plan, and a restricted stock grant agreement dated                        . A copy of the plan, such rules and such restricted stock grant agreement may be obtained from the Secretary of McDATA Corporation."

        9.6.  Removal of Restrictions. Except as otherwise provided in this Section, shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the shares are released from the restrictions, the Participant shall be entitled to have the legend required by Subsection 9.5 removed from his Common Stock certificate.

        9.7.  Voting Rights. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares.

        9.8.  Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in shares of Common Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

        9.9.  Termination of Employment Due to Retirement. In the event that a Participant terminates his employment with the Company because of normal retirement (as defined under the then established rules of the Company), any remaining Period of Restriction applicable to the Restricted Stock pursuant to Subsection 9.3 shall automatically terminate and, except as otherwise provided in Subsection 9.4, the shares of Restricted Stock shall thereby be free of restrictions and freely transferable. In the event that a Participant terminates his employment with the Company because of early retirement (as defined under the then established rules of the Company), the Committee, in its sole discretion, may waive the restrictions remaining on any or all shares of Restricted Stock pursuant to Subsection 9.3 and add such new restrictions to those shares of Restricted Stock as it deems appropriate.

        9.10.   Termination of Employment Due to Death or Disability. In the event a Participant's employment is terminated because of death or disability (as defined under the then established rules of the Company), any remaining Period of Restriction applicable to the Restricted Stock pursuant to Subsection 9.3 shall automatically terminate and, except as otherwise provided in Subsection 9.4, the shares of Restricted Stock shall thereby be free of restrictions and fully transferable.

        9.11.   Termination of Employment for Reasons Other Than Death, Disability or Retirement. In the event that a Participant terminates his employment with the Company for any reason other than those set forth in Subsections 9.9 and 9.10 during the Period of Restrictions, then any shares of Restricted Stock still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to the Company; provided, however, that, in the event of an involuntary termination of the employment of a Participant by the Company, the Committee, in its sole discretion, may waive the automatic forfeiture of any or all such shares and may add such new restrictions to such shares of Restricted Stock as it deems appropriate.

SECTION 10. PERFORMANCE UNITS

        Performance units may be granted subject to such terms and conditions as the Committee in its discretion shall determine. Performance units may be granted either in the form of cash units or in share units which are equal in value to one share of Common Stock or a combination thereof. The Committee shall establish the performance goals to be attained in respect of the performance units, the various percentages of performance unit value to be distributed upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the Committee shall deem appropriate. As soon as practicable after the termination of the performance period, the Committee shall determine the payment, if any, which is due on the performance unit in accordance with the terms thereof. The Committee shall determine, among other things, whether the payment shall be made in the form of cash or shares of Common Stock, or a combination thereof.

SECTION 11. BENEFICIARY DESIGNATION

        Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his estate.

SECTION 12. RIGHTS OF EMPLOYEES

        12.1.   Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

        12.2.   Participation. No individual shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

SECTION 13. FUNDAMENTAL CHANGE

        In the event of a proposed Fundamental Change: (a) involving a merger, consolidation, or statutory share exchange, unless appropriate provision shall be made for the protection of outstanding Options by the substitution of options and appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of McDATA or such surviving corporation, to be issuable upon the exercise of options in lieu of Options and Capital Stock of McDATA, or (b) involving the dissolution or liquidation of McDATA, the Committee shall declare, at least 20 days prior to the occurrence of the Fundamental Change, and provide written notice to each holder of an Option of the declaration, that each outstanding Option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of the Fundamental Change in exchange for payment to each holder of an Option, within ten days after the Fundamental Change, of cash equal to the amount, if any, for each share of Common Stock covered by the canceled Option, by which the Fair Market Value (as defined in this Section) per share exceeds the exercise price per share covered by such Option. At the time of the declaration provided for in the immediately preceding sentence, each Option shall immediately become exercisable in full and each person holding an Option shall have the right, during the period preceding the time of cancellation of the Option, to exercise the Option as to all or any part of the shares covered thereby; provided, however, that if such Fundamental Change does not become effective, then the declaration pursuant to this Section 13 shall be rescinded, the acceleration of the exercisability of the Option pursuant to this Section 13 shall be void, and the Option shall be exercisable in accordance with its terms. In the event of a declaration pursuant to this Section 13, each outstanding Option that shall not have been exercised prior to the Fundamental Change shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, no person holding an Option shall be entitled to the payment provided for in this Section 13 if such Option shall have expired pursuant to an Agreement. For purposes of this Section only, "Fundamental Change" means a dissolution or liquidation of McDATA, a sale of substantially all of the assets of McDATA, a merger or consolidation of McDATA with or into any other corporation, regardless of whether McDATA is the surviving corporation, or a statutory share exchange involving capital stock of McDATA. For purposes of this Section 13 only, "Fair Market Value" per share means the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per share by the stockholders of McDATA upon the occurrence of the Fundamental Change, notwithstanding anything to the contrary provided in this Plan.

SECTION 14. AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

        The Board of Directors of the Company may at any time terminate, and with the consent of McDATA, from time to time may amend or modify, the Plan; provided, however, that no such action of the Board of Directors of the Company, without approval of the stockholders of McDATA, may:

          (a)   Increase the total amount of Common Stock which may be issued under the Plan, except as provided in Subsections 5.1 and 5.3.

          (b)   Change the provisions of the Plan regarding the Option Price except as permitted by Subsection 5.3.

          (c)   Materially increase the cost of the Plan or materially increase the benefits to Participants.

          (d)   Extend the period during which Options, Stock Appreciation Rights, Restricted Stock or Performance Units may be granted.

          (e)   Extend the maximum period after the date of grant during which Options or Stock Appreciation Rights may be exercised.

          (f)    Take any action which would require the consent of McDATA's stockholders. No amendment, modification or termination of the Plan shall in any manner adversely affect any Options, Stock Appreciation Rights or Restricted Stock previously granted under the Plan, without the consent of the Participants.

SECTION 15. TAX WITHHOLDING

        15.1.   Tax Withholding. The Company or McDATA, as appropriate, shall have the right to deduct from all payments any Federal, state or local taxes required by law to be withheld with respect to such payments.

        15.2.   Stock Withholding. With respect to withholding required upon the exercise of nonqualified stock options, or upon the lapse of restrictions on Restricted Stock, Participants may elect, subject to the approval of the Committee, to satisfy the withholding required, in whole or in part, by having the Company withhold shares of Common Stock having a value equal to the amount required to be withheld. Participants may also elect to satisfy all or a portion of the tax withholding (up to the maximum legally permissible withholding amount) by (a) tendering shares of previously acquired Common Stock having a value equal to the amount of tax to be withheld or (b) by directing the Company to withhold shares of Common Stock, including attesting to the ownership of Mature Common Stock having a value equal to the amount of tax to be withheld (in the manner provided in Subsection 7.6). The value of the shares to be withheld, tendered or attested is to be determined by such methods or procedures as shall be established from time to time by the Committee. All elections shall be irrevocable and shall be made in writing, signed by the Participant, and shall satisfy such other requirements as the Committee shall deem appropriate.

        15.3.   Other Tax Consequences. To the extent required to avoid penalties under Code Section 409A, any award under the Plan shall comply in all respects with Code Section 409A and related regulations and shall be interpreted and administered in all respects in accordance with Code Section 409A. To the extent any award subject to Code Section 409A, by its terms, is inconsistent with the requirements of Code Section 409A, Code Section 409A shall govern. Notwithstanding any provision to the contrary, all taxes imposed upon a Key Employee associated with participation in the Plan, including any liability imposed under Code Section 409A, shall be borne solely by the Key Employee.

SECTION 16. INDEMNIFICATION

        Each person who is or shall have been a member of the Committee, the Board or the Board of Director of the Company shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

SECTION 17. REQUIREMENTS OF LAW

        17.1.   Requirements of Law. The granting of Options, Stock Appreciation Rights, Restricted Stock or Performance Units, and the issuance of shares of Common Stock with respect to an Option exercise or Performance Unit award, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        17.2.   Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

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INRANGE TECHNOLOGIES CORPORATION 2000 STOCK COMPENSATION PLAN